Exhibit 99.1

DAVID PORGES TO STEP DOWN FROM EQUITRANS MIDSTREAM BOARD OF DIRECTORS

Pittsburgh, PA (November 13, 2019) – Equitrans Midstream Corporation (NYSE: ETRN) (Company), today, announced that David L. Porges will be stepping down from the Company’s Board of Directors, effective December 31, 2019. Upon the launch of Equitrans Midstream as an independent company in November 2018, Mr. Porges was appointed Chairman of the Board of Directors and served in this role until July 2019, at which time Thomas F. Karam was appointed as Chairman.

“On behalf of our employees and board of directors, I thank Dave for his dedicated service to E-Train and its shareholders during the past year. Dave’s extensive business, leadership, and financial experience was instrumental in managing the separation process and helping E-Train navigate the successful transition to a strong, standalone midstream company,” stated Thomas F. Karam, chairman and chief executive officer of the Company. “His unique and valuable perspectives have helped to position us for continued growth and success.”

The Company’s Board of Directors had previously commenced a process to identify one or more director candidates, the activity of which is ongoing.

About Equitrans Midstream Corporation:

Equitrans Midstream Corporation (ETRN) has a premier asset footprint in the Appalachian Basin and is one of the largest natural gas gatherers in the United States. With a rich 135-year history in the energy industry, ETRN was launched as a standalone company in 2018 and, through its subsidiaries, has an operational focus on gas gathering systems, transmission and storage systems, and water services assets that support natural gas producers across the Basin. ETRN is helping to meet America’s growing need for clean-burning energy, while also providing a rewarding workplace and enriching the communities where its employees live and work. ETRN owns the non-economic general partner interest and a majority ownership of the limited partner interest in EQM.

Visit Equitrans Midstream Corporation at www.equitransmidstream.com

Analyst inquiries:

Nate Tetlow – Vice President, Corporate Development and Investor Relations

412-553-5834 ntetlow@equitransmidstream.com

Media inquiries:

Natalie Cox – Director, Communications and Corporate Affairs

412-395-3941 ncox@equitransmidstream.com

SOURCE: Equitrans Midstream Corporation